Exhibit 99.1
                                                                    ------------

[GRAPHIC OMITTED]

Contact: Robert J. Adamson
         Chairman and Chief Executive Officer
         (561) 322-1303

                   MEDICAL STAFFING NETWORK HOLDINGS ANNOUNCES
            THIRD QUARTER 2005 OPERATING RESULTS - SEQUENTIAL REVENUE
                                GROWTH CONTINUES
                                ----------------

Boca Raton, Fla. (November 3, 2005) - Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $102.4 million for the third quarter of 2005, an increase over second quarter 2005 revenues of $101.9 million and a decrease of 3.6% from third quarter 2004 revenues of $106.2 million. Net income for the third quarter of 2005 was $0.2 million, or $0.01 per diluted share, after an after tax charge of $0.3 million associated with the expense of an acquisition which was not completed, as compared with $0.3 million, or $0.01 per share, for both the second quarter of 2005 and the third quarter of 2004.

Commenting on the third quarter's results, Robert J. Adamson, chairman and chief executive officer, stated, "We are pleased to have achieved a third consecutive sequential growth in revenues. The Company is very focused on an array of key growth initiatives moving into 2006. We believe our programs to maximize the market and account penetration of our per diem locations will have impact in the next fiscal year. Combined with improved hiring, training and compensation programs, we are redefining our business to capitalize on our leadership position in the nurse per diem industry."

"There are also exciting growth opportunities in both our travel nurse and allied healthcare business units," Adamson continued. "We have aggressive investment plans for these businesses, including significantly boosting the recruitment capacity in our travel nurse group and we plan to extend our reach into select new markets for our various allied businesses lines."

Gary W. Peck, chief operating officer, added "The growth initiatives, both planned and underway, represent exciting changes for the Company. We are building the needed skills for improved selling and deeper market penetration through the redesign of our training programs. At the same time, we are focusing on improved branch efficiency through the planned centralization of select support services in the quarters ahead. All of our business units should benefit from the enhanced level of corporate support."

Mr. Peck added, "Our recent JCAHO certification should begin to differentiate us in the marketplace in the near term. Also, our recently announced expense reduction measures are having their intended effect as operating expenses on a sequential basis showed a sizable decline."

Gross profit was $22.5 million for the third quarter of 2005 which represented a slight decrease from the third quarter of 2004 gross profit of $23.0 million and from the second quarter of 2005 gross profit of $22.8 million. Gross margin for the third quarter of 2005 was 21.9%, an increase from the gross margins of 21.7% for the third quarter of 2004 and a decrease from the gross margins of 22.4% for the second

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MRN Announces Third Quarter Results
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November 3, 2005

quarter of 2005. The decrease in gross margins on a sequential basis was primarily due to a combination of factors including the mix of product lines as well as lower permanent placement fees.

Selling, general and administrative expenses were $19.7 million, or 19.2% of revenues, in the third quarter of 2005 as compared with $19.9 million, or 18.8% of revenues, for the same period of the prior year and $20.4 million, or 20.0% of revenues, for the second quarter of 2005. The decrease from the prior quarter was due to the effect of expense reduction initiatives that were completed during the quarter. During the third quarter of 2005, the Company wrote off $0.5 million of legal and professional fees and other expenses associated with due diligence that was performed on a large acquisition that ultimately was not completed. The write off is included in other expense.

Revenues were $304.9 million for the nine months ended September 25, 2005, a decrease of 4.3% from revenues of $318.6 million for the comparable prior year period. Net loss for the nine months ended September 25, 2005 was $0.5 million, or $0.02 per share, compared to a net loss of $1.2 million, or $0.04 per share, for the comparable prior year period.

Gross profit was $66.7 million for the nine months ended September 25, 2005, a decrease of 1.7% from the gross profit of $67.9 million for the comparable prior year period. Gross margin for the nine months ended September 25, 2005 was 21.9%, an increase from the gross margin of 21.3% for the comparable prior year period. The increase over the prior year was primarily due to improved self insurance claims experience and a modest improvement in the bill to pay rate spread.

Selling, general and administrative expenses were $60.9 million, or 20.0% of revenues, for the nine months ended September 25, 2005 as compared with $61.8 million, or 19.4% of revenues, for the comparable prior year period. The decrease was primarily due to a $0.7 million charge associated with executive severance and search costs recorded in the second quarter of 2004.

Conference Call
The Company's management will host a conference call and webcast to discuss the earnings release at 1:00 p.m. Eastern time on Friday, November 4, 2005. A live webcast, as well as a 30-day replay of the conference call will be available online at the Company's website at www.msnhealth.com or at www.earnings.com.

Company Summary
Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to further reduce operating expenses, our ability to sustain the improved self insurance claims experience, our ability to attract and retain qualified nurses

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MRN Announces Third Quarter Results
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November 3, 2005


and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, our ability to maintain the improvement in the spread between bill and pay rates, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JCAHO accreditation, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and integration strategies the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

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MRN Announces Third Quarter Results
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November 3, 2005

                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 Condensed Consolidated Statements of Operations
                (unaudited; in thousands, except per share data)
                                                                 Three Months Ended            Nine Months Ended
                                                               Sept. 25,     Sept. 26,      Sept. 25,     Sept. 26,
                                                                 2005           2004          2005           2004
                                                              -----------    -----------   -----------    -------
Service revenues                                             $ 102,408       $ 106,204    $ 304,856      $  318,599
Cost of services rendered                                       79,936          83,167      238,116         250,715
                                                              ----------     -----------  -----------     -----------
     Gross profit                                               22,472          23,037       66,740          67,884

Operating expenses:
     Selling, general and administrative                        19,696          19,944       60,945          61,823
     Depreciation and amortization                               1,241           1,615        4,083           4,912
       Other                                                       512             --           512              --
                                                             ------------   ------------  ------------   ------------
         Total operating expenses                               21,449          21,559       65,540          66,735
                                                             ------------   ------------  ------------   ------------

Income from operations                                          1,023            1,478        1,200           1,149
Interest expense, net                                             653              780        2,105           2,751
                                                             -------------  ------------  -------------   -----------

Income (loss) before provision for (benefit from)
     income taxes                                                 370              698         (905)         (1,602)
Provision for (benefit from) income taxes                         150              410         (398)           (354)
                                                              ------------   -----------   -----------    -----------

Net income (loss)                                             $   220         $    288     $   (507)    $    (1,248)
                                                              ============   ===========   ===========    ===========

Basic and diluted net income (loss) per share                 $   0.01          $  0.01    $   (0.02)    $    (0.04)
                                                              =========      ==========    ==========     ==========

Weighted average common shares outstanding:
     Basic                                                      30,234          30,231       30,233          30,227
     Diluted                                                    30,292          30,326       30,233          30,227

Operating Statistics:
Hours worked                                                     2,460           2,489        7,405           7,508

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MRN Announces Third Quarter Results
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November 3, 2005

                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                      Condensed Consolidated Balance Sheets
                            (unaudited; in thousands)

                                                        September 25,          December 26,
                                                            2005                   2004
                                                      -----------------        ------------
ASSETS
Current assets:
     Cash and cash equivalents                        $           254        $           345
     Accounts receivable, net                                  57,725                 57,478
     Other current assets                                       6,494                 11,164
                                                      ---------------        ---------------
         Total current assets                                  64,473                 68,987

Furniture and equipment, net                                    7,585                  8,481
Goodwill, net                                                 129,878                129,474
Other assets, net                                               3,455                  3,961
                                                      ---------------        ---------------

Total assets                                          $       205,391        $       210,903
                                                      ===============        ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and other current liabilities   $        13,091        $        12,457
     Accrued payroll and related liabilities                    7,715                  6,597
                                                      ---------------        ---------------
         Total current liabilities                             20,806                 19,054

Long-term debt                                                 25,627                 31,760
Deferred income taxes                                           9,050                  9,808
Other long-term obligations                                       373                    255
                                                      ---------------        ---------------
     Total liabilities                                         55,856                 60,877

Total stockholders' equity                                    149,535                150,026
                                                      ---------------        ---------------

Total liabilities and stockholders' equity            $       205,391        $       210,903
                                                      ===============        ===============

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